Exhibit (d)(3)

CONFIDENTIALITY AGREEMENT

This Confidentiality Agreement (the “Agreement”), effective as of May 9, 2022 (the “Effective Date”), is by and between Sharps Compliance Corp., a Delaware corporation (the “Disclosing Party”), and Raven Parent, Inc., a Delaware corporation (the “Recipient”).

WHEREAS, in connection with the Recipient’s consideration of a possible acquisition (the “Transaction”) of the Disclosing Party, the Recipient has requested certain information concerning the Disclosing Party which is non-public, confidential, or proprietary in nature; and

WHEREAS, the Disclosing Party wishes to protect and preserve the confidentiality of such information.

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.          For purposes of this Agreement, the following terms have the following meanings:

(a) “Affiliate” means, with respect to any Person, any other Person that is now, or in the future, directly or indirectly, Controlling, Controlled by, or under common Control with such Person, where “Control” and derivative terms mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

(b) “Aurora Funds” means, collectively, Aurora Equity Partners VI L.P., a Delaware limited partnership, Aurora Equity Partners VI-A L.P., a Delaware limited partnership, and Aurora Associates VI L.P., a Delaware limited partnership.

(c) “Evaluation Material” means all information, data, documents, agreements, files, and other materials, whether disclosed orally or disclosed or stored in written, electronic, or other form of media, whether or not marked or otherwise identified as “confidential,” which is obtained from or disclosed by or on behalf or at the request of the Disclosing Party or its Representatives before, on, or after the Effective Date regarding the Disclosing Party or its Representatives, including, without limitation, all notes, memoranda, summaries, analyses, compilations, reports, forecasts, studies, interpretations, samples, and other documents prepared by or for the Recipient or any of its Representatives which contain or otherwise reflect or are generated in whole or in part from such information, data, documents, agreements, files, or other materials.  The term “Evaluation Material” as used herein does not include information that: (i) at the time of disclosure or thereafter is generally available to and known by the public (other than as a result of its disclosure directly or indirectly by the Recipient or its Representatives in violation of this Agreement); (ii) was available to the Recipient on a non-confidential basis from a source other than the Disclosing Party or its Representatives, provided that such source, to Recipient’s knowledge after reasonable inquiry, is not and was not bound by a confidentiality agreement or comparable legal or fiduciary obligation with respect to such information or otherwise prohibited from disclosing such information; or (iii) Recipient can document has been independently acquired or developed by the Recipient without reference to or use of any Evaluation Material.

(d) “including” means “including, without limitation.”

(e) “Person” means any individual, partnership (whether general or limited), limited liability company, corporation, association, trust, joint venture (or members of joint venture entities), or other entity.

(f) “Representatives” means, as to any Person, its directors, officers, employees, managing members, managers, general partners, agents, and bona fide advisors (including attorneys, financial advisors, and accountants); provided that, (i) for the avoidance of doubt, in no event shall any actual or potential sources of debt or equity financing for such Person or its Affiliates be considered a “Representative” of such Person or its Affiliates without the prior written consent of the Disclosing Party, (ii) Aurora Capital Partners Management VI, L.P., shall be considered a Representative of Recipient, and (iii) Disclosing Party’s Affiliates shall be considered Representatives of Disclosing Party.

Other terms not specifically defined in this Section 1 shall have the meanings given them elsewhere in this Agreement.

2.          The Recipient shall keep, and shall instruct its Representatives to keep, the Evaluation Material strictly confidential in accordance herewith and shall not use, and shall instruct its Representatives to not use, the Evaluation Material for any purpose other than to evaluate, negotiate, and consummate the Transaction (or to assert defenses hereunder).  The Recipient shall not disclose, and shall instruct its Representatives to not disclose, any Evaluation Material except: (a) if required by law, regulation, or legal or regulatory process, but only in accordance with Section 3 and Section 5; (b) to its Representatives, to the extent reasonably necessary to permit such Representatives to assist the Recipient in evaluating, negotiating, and consummating the Transaction, who have been informed of the confidential nature of the Evaluation Material and their obligations hereunder; or (c) as permitted in Section 7(b); provided, that the Recipient shall be responsible for any breach or violation of the terms of this Agreement by any of its Representatives. Recipient agrees to notify the Disclosing Party promptly, in writing (email being sufficient), of any misuse, misappropriation, or unauthorized disclosure of any Evaluation Material which may come to its attention.

3.          Except for such disclosure as is reasonably necessary not to be in violation of any applicable law, rule, regulation, order, or other similar requirement of any governmental, regulatory, or supervisory authority, the Recipient shall not, and shall instruct its Representatives to not, without the prior written consent of the Disclosing Party, disclose to any person: (a) the fact that the Evaluation Material has been requested, provided, or made available to it or that it has received or inspected any portion of the Evaluation Material, or the fact that such Person has conducted due diligence or attended management meetings or site visits with the Disclosing Party or any of its Representatives; (b) the existence or contents of this Agreement; (c) the fact that investigations, discussions, or negotiations are taking or have taken place concerning the Transaction, including the status thereof; or (d) any terms, conditions, or other matters relating to the Transaction (“Transaction Information”).  For the avoidance of doubt, the parties agree that discretionary acts by the Recipient or its Representatives triggering legally required disclosure obligations with respect to the Evaluation Material shall not operate as an exception to the non-disclosure obligations set forth in this Agreement.  Except for disclosure to its Representatives (who have a reasonable need to know such information in connection with the potential Transaction) and such disclosure as is reasonably necessary not to be in violation of any applicable law (including fiduciary duties), rule, regulation, order, or other similar requirement of any governmental, regulatory, or supervisory authority, the Disclosing Party shall not, and shall instruct its Representatives to not, without the prior written consent of the Recipient, disclose to any person any Transaction Information.

4.          The Recipient understands and agrees that none of the Disclosing Party or any of its Representatives: (a) have made or make any representation or warranty hereunder, expressed or implied, as to the accuracy or completeness of the Evaluation Material; or (b) shall have any liability hereunder to the Recipient or its Representatives relating to or resulting from the use of the Evaluation Material or any errors or inaccuracies therein or omissions therefrom. The parties agree that unless and until a definitive written agreement between the Disclosing Party and Recipient (or a subsidiary thereof) has been executed and delivered with respect to the Transaction, none of the Disclosing Party or its Representatives will be under any legal obligation of any kind whatsoever with respect to the Transaction, including any obligation to (i) consummate a Transaction, (ii) conduct or continue discussions or negotiations, (iii) enter into a joint venture or other business relationship of any kind, or (iv) enter into or negotiate a definitive written agreement.  The Disclosing Party reserves the right, in its sole discretion, to provide or not provide Evaluation Material to Recipient or any of its Representatives, to reject any and all proposals made by the Recipient or its Representatives or on their behalf with regard to the Transaction, to change the procedures relating the consideration of a Transaction, to terminate discussions and negotiations with the Recipient or its Representatives at any time, and to engage in discussions or negotiations, and enter into any agreement, with any other Person, in each case without notice to the Recipient or any of its Representatives at any time and for any reason or no reason.

5.          If the Recipient or any of its Representatives is required, in the opinion of the Recipient’s counsel, to disclose any Evaluation Material by law, regulation, or legal or regulatory process, the Recipient shall, and shall instruct its Representative to, if applicable, shall: (a) take commercially reasonable steps to preserve the privileged nature and confidentiality of the Evaluation Material, including requesting that the Evaluation Material not be disclosed to non-parties or the public; (b) give the Disclosing Party prompt written notice (if legally allowed) of such request or requirement so that the Disclosing Party may seek, at its sole cost and expense, an appropriate protective order or other remedy; and (c) reasonably cooperate with the Disclosing Party, at the Disclosing Party’s sole cost and expense, to obtain such protective order or other remedy.  In the event that such protective order or other remedy is not obtained, the Recipient (or such other persons to whom such request is directed) will furnish only that portion of the Evaluation Material which, on the advice of the Recipient’s counsel, is legally required to be disclosed and, upon the Disclosing Party’s request and sole cost and expense, use commercially reasonable efforts to obtain assurances that confidential treatment will be accorded to such information.

6.          The Recipient agrees that, unless otherwise instructed by the Disclosing Party, all communications by it or any of its Representatives concerning the Transaction and its due diligence investigation (including requests for additional Evaluation Material, meetings with management and site visits, and discussions or questions regarding Evaluation Material or procedures), will be submitted or directed solely to the financial or legal advisors to the Disclosing Party, and not to any other Person nor any other Representative of the Disclosing Party.  Recipient agrees that, except with the prior written consent of the Disclosing Party, neither it nor any of its Representatives will, directly or indirectly, contact or communicate with any of the directors, managers, officers, employees, customers, clients, suppliers, vendors, distributors, licensees, licensors, equity holders, contractors, landlords, tenants, lenders, or other business relations of the Disclosing Party or any of its subsidiaries regarding the Disclosing Party, its subsidiaries, or the Transaction, in each case except to the extent such contacts and communications are (i) made in the ordinary course of business of Recipient or the applicable Representatives and are unrelated to the Transaction and the evaluation of the Transaction conducted by Recipient and its Representatives, or (ii) approved in advance and in writing by the Disclosing Party.  For clarity, and without limitation, any contact or communication permitted by subsection (i) above, shall not diminish or negate the other provisions of this Agreement.

7.
(a) The Recipient hereby represents and warrants that the Recipient is not acting as a broker for or representative of any other Person in connection with the Transaction, and is considering the Transaction only for its own account and for the account of its Affiliates.  Except with the prior written consent of the Disclosing Party, the Recipient agrees (i) the Recipient will not, directly or indirectly including by acting through its Affiliates to, act as a joint bidder or co-bidder with any other Person with respect to the Transaction, and (ii) the Recipient will not, directly or indirectly including by acting through any of its Representatives (acting on behalf of the Recipient or its Affiliates) to, enter into any discussions, negotiations, agreements, arrangements, or understandings (whether written or oral) with any other Person regarding the Transaction, other than the Disclosing Party and its Representatives, and the Recipient’s Representatives (to the extent permitted hereunder). For the avoidance of doubt, and notwithstanding anything to the contrary in this Agreement, this Section 7(a) shall not restrict Recipient from obtaining equity financing for the Transaction from the Aurora Funds.

(b) Notwithstanding anything to the contrary contained herein, without the prior written consent of the Disclosing Party, the Recipient agrees that neither the Recipient nor any of its Representatives will disclose any Evaluation Material to any actual or potential sources of financing (debt, equity, or otherwise) (but following receipt of such consent, such financing sources will be deemed Representatives of the Recipient), other than (i) to the Aurora Funds and (ii) bona fide third party institutional lenders who are or may be engaged to provide debt financing to the Recipient or its affiliates; it being acknowledged and agreed that the Disclosing Party hereby expressly consents to the disclosure of Evaluation Material to the Persons described in clauses (i) and (ii), in each case subject to the terms of this Agreement.

8.          It is understood and agreed that the Disclosing Party may, from time to time, determine that disclosure of certain of its competitively sensitive Evaluation Material may be inappropriate, in which case such competitively sensitive Evaluation Material may, at the Disclosing Party’s discretion, be made available to Recipient or its Representatives only in accordance with additional procedures mutually agreed by the parties in writing to permit disclosure of such competitively sensitive Evaluation Material in an appropriate manner.

9.          At any time upon the Disclosing Party’s written request, the Recipient shall promptly, and shall instruct its Representatives to promptly, and in any event no later than five (5) business days after the request, destroy (or erase) (to the extent technologically feasible after commercially reasonable efforts), all Evaluation Material (including all copies, extracts, or other reproductions) and certify in writing (email) to the Disclosing Party that such Evaluation Material (including any Evaluation Material held electronically) has been so destroyed (or so erased); provided, however, that Recipient and its Representatives shall be permitted to retain a copy of Evaluation Material to the extent required by applicable law or by its bona fide pre-existing written document retention policy. Notwithstanding  destruction (or erasure) of Evaluation Material, the Recipient and its Representatives shall continue to be bound by their obligations of confidentiality and other obligations hereunder.  For the avoidance of doubt, notwithstanding any termination of this Agreement pursuant to Section 15, the Recipient and its Representative shall continue to be bound by their obligations of confidentiality and use hereunder with respect to retained Evaluation Material.

10.          The Recipient agrees that for a period of twenty-four months from the date of this Agreement, neither the Recipient nor any of its affiliates or any of its or their Representatives acting on its or their behalf, shall, unless specifically invited in writing by the Disclosing Party’s board of directors, directly or indirectly, in any manner:

(a) acquire, offer, or propose (except a nonpublic proposal to the Disclosing Party’s board of directors for the acquisition of the Disclosing Party that would not require the Disclosing Party, the Recipient, or any other Person to make any public announcement or other disclosure with respect thereto) to acquire, solicit an offer to sell, or agree to acquire, directly or indirectly, alone or in concert with others, by purchase or otherwise, (i) any economic interest in, or any direct or indirect right to direct the voting or disposition of any securities of the Disclosing Party, whether or not any of the foregoing would give rise to beneficial ownership (as such term is used in Rule 13d-3 and Rule 13d-5 under the Exchange Act (as defined below)), (ii) any other direct or indirect interest in any securities of the Disclosing Party or any direct or indirect rights, warrants, or options to acquire, or securities convertible into or exchangeable for, any securities of the Disclosing Party, (iii) any contracts or rights in any way related to the acquisition or price of securities or interests of the Disclosing Party (whether beneficially, constructively, or synthetically through any derivative or trading position or otherwise) (each of clauses (ii) and (iii), “Derivative Securities”) or (iv) any material assets, indebtedness, or properties of the Disclosing Party;

(b) make, or in any way participate in, directly or indirectly, alone or in concert with others, any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission promulgated pursuant to Section 14 of the Exchange Act) or seek to advise or influence in any manner whatsoever any Person with respect to the voting of any voting securities of the Disclosing Party, or seek the consent of any Person with respect to any securities or interests of the Disclosing Party;

(c) form, join, or in any way participate in a “group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to any voting securities of the Disclosing Party or otherwise in connection with any of the actions prohibited by this Section 10;

(d) arrange, or in any way participate, directly or indirectly, in any financing for the purchase of any securities or interests of the Disclosing Party or any Derivative Securities;

(e) make any public announcement with respect to, or solicit or submit a proposal for, or offer of (with or without conditions), any merger, consolidation, business combination, tender or exchange offer, recapitalization, reorganization, purchase, or license of a material portion of the assets or properties of, or other similar extraordinary transaction involving, the Disclosing Party, its affiliates, or its or their respective securities or interests, except a nonpublic proposal to the Disclosing Party’s board of directors for the acquisition of the Disclosing Party that would not require the Disclosing Party or any other Person to make any public announcement or other disclosure with respect thereto;

(f) otherwise seek, alone or in concert with others, to control, change, or influence the management, board of directors, or policies of the Disclosing Party or nominate any Person as a director who is not nominated by the then-incumbent directors, or convene a meeting of the shareholders of the Disclosing Party, or propose any matter to be voted upon by the shareholders of the Disclosing Party;

(g) contest the validity or enforceability of this Section 10 of this Agreement (whether by legal action or otherwise);

(h) announce an intention to do, or enter into any arrangement or understanding or discussions with any other Person(s) to do, any of the actions restricted or prohibited by this Section 10; or

(i) take any action that might result in the Disclosing Party having to make a public announcement regarding any of the matters referred to in this Section 10.

The Recipient represents and warrants to the Disclosing Party that, as of the date hereof, it, together with its controlled affiliates, does not own (whether beneficially, constructively, or synthetically through any derivative, hedging or trading position or otherwise) any securities or indebtedness of the Disclosing Party (including its common stock) or Derivative Securities. Notwithstanding anything in this Section 10 to the contrary, (x) neither the Recipient nor any of its affiliates or any of its or their Representatives acting on its or their behalf, shall be prohibited or restricted from (A) initiating and engaging in private discussions with, and/or making and submitting to, the board of directors of the Disclosing Party (or any committee thereof) a non-public, confidential proposal with respect to the matters set forth in this Section 10, or (B) confidentially requesting the Disclosing Party’s board of directors waive the application of any of the provisions of Section 10; and if (y) (A) at any time a non-Affiliated Person enters into a definitive written agreement with the Disclosing Party to acquire (or publicly offers to acquire in an offer that (i) has been recommended by the Disclosing Party’s board of directors or (ii) the Disclosing Party’s board of directors fails to recommend that the stockholders of the Disclosing Party reject within 10 business days from the date of commencement of such offer) more than 50% of the outstanding capital stock of the Disclosing Party or more than 50% of the consolidated assets of the Disclosing Party (in each case, whether by merger, business combination, sale, exchange or lease or similar transaction) or (B) the Disclosing Party becomes subject to any voluntary, or, if not dismissed within 30 days, involuntary, reorganization or restructuring process, proposal or petition under applicable laws, from and after the date thereof, in each case of clause (y)(A) and (B), this Section 10 shall cease to apply.

11.          Except with the express permission of the Disclosing Party, the Recipient agrees that for a period of eighteen months from the Effective Date, it will not, and will cause its direct and indirect subsidiaries to not, directly or indirectly including by acting through Representatives, (i) directly or indirectly solicit, offer to employ, hire, or engage any officer, manager, director, employee, or contractor of the Disclosing Party or its subsidiaries, except pursuant to a general solicitation which is not directed specifically to any of the foregoing, and (ii) use the Evaluation Material to directly or indirectly solicit or contract with any actual or potential customers, clients, or suppliers of the Disclosing Party or its subsidiaries (to the extent such actual or potential customers, clients, or suppliers are specifically identified in the Evaluation Materials).

12.          Each party agrees that any breach of this Agreement by the other party or any of its Representatives would result in irreparable harm to the other party. The parties agree that money damages would not be a sufficient remedy for any breach or violation of this Agreement by a party or its Representatives and that in addition to all other remedies it may be entitled to, each party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach or violation (without any requirement for such party to post a bond or other security in connection with such equitable relief).  If there is a dispute hereunder and a prevailing party is determined, the non-prevailing party will reimburse the prevailing party for any fees and expenses (including reasonable legal fees and expenses) incurred by the prevailing party or its Representatives in connection with the enforcement of this Agreement.

13.          None of the Disclosing Party or its Representatives is waiving, and shall not be deemed to have waived or diminished, its attorney work-product protections, attorney–client privileges, or similar protections and privileges as a result of disclosing any Evaluation Material (including Evaluation Material related to pending or threatened litigation) to the Recipient or any of its Representatives. The Recipient or its applicable Representative shall, at the request and expense of the Disclosing Party, claim or assert (or cooperate in the claim or assertion of) privilege in respect of Evaluation Material.

14.          All of the Evaluation Material and all rights with respect thereto are and shall remain property of the Disclosing Party.  Recipient acknowledges and agrees that neither the Disclosing Party nor any of its Representatives grants any license to or other property right or interest in, by implication or otherwise, any copyright, patent, patent application, trademark, mask work, database, trade secret, or other intellectual or intangible property or proprietary information disclosed, embodied, fixed, comprised, or contained in any of the Evaluation Material.

15.          Except for restrictions on confidentiality with respect to trade secrets which shall continue for so long as such Evaluation Material constitutes trade secrets under applicable law, this Agreement shall continue for a period of three years after the Effective Date; provided, however, that expiration of the term hereof will not prevent any party from bringing a claim or relieve any party from liability for breaches prior to such expiration.

16.          The terms of this Agreement shall control over any additional purported confidentiality requirements imposed by any offering memorandum, web-based database, or similar repository of the Evaluation Material to which the Recipient or any of its Representatives is granted access in connection with the evaluation, negotiation, or consummation of the Transaction, notwithstanding acceptance of such an offering memorandum or submission of an electronic signature, “clicking” on an “I Agree” icon or other indication of assent to such additional confidentiality conditions, it being understood and agreed that confidentiality and use obligations with respect to the Evaluation Material are exclusively governed by this Agreement and may not be enlarged (or decreased) except by a written agreement that is hereafter executed by each of the parties hereto.

17.          The Recipient hereby acknowledges that it is aware, and shall advise each of its Representatives who are informed as to the matters that are the subject of this Agreement, that (i) the Evaluation Material being furnished to the Recipient and its Representatives and information regarding the Transaction contains or may itself be material, non-public information concerning the Disclosing Party, and (ii) the United States securities laws, including Section 10(b) of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 promulgated thereunder, prohibit any Person who or that has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities.

18.          This Agreement, and all claims or causes of action (whether in contract, tort, or otherwise) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution, or performance of this Agreement, shall be governed by, construed, and enforced in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of laws or any other principle that could require the application of the laws of any other jurisdiction.  Each party hereby irrevocably and unconditionally consents and submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and related appellate courts (or, such court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) for the adjudication of any action or other legal proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and each party agrees not to commence any action or legal proceeding relating thereto except in any such court).  Each party hereby agrees that service of any process, summons, notice, or document by U.S. certified mail addressed to such party shall be effective service of process for any such suit, action, or proceeding brought against such party in any such court.  Each party hereby irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue in such courts and agrees not to plead or claim in any such court that any such action or legal proceeding brought in any such court has been brought in an inconvenient forum.  Each party agrees that a final judgment in any such suit, action, or proceeding brought in any such court shall be conclusive and binding upon such party and may be enforced in any other courts to whose jurisdiction such party is or may be subject by suit upon such judgment.

19.          EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

20.          This Agreement constitutes the entire agreement between the parties hereto regarding the subject matter hereof, and supersedes all prior negotiations, understandings, representations, warranties, and agreements, oral or written.  No provision of this Agreement may be amended, modified, or changed except by a writing signed by the parties hereto.

21.          The parties have each been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding, or rule of construction providing that ambiguities in an agreement or other documents will be construed against the party drafting such agreement or document.

22.          All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email or other electronic delivery (with oral or written confirmation of receipt) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses set out in this Agreement (or to such other address that may be designated by a party from time to time in accordance with this Section 22).

23.          No waiver by any party of any of the provisions hereof shall be effective unless explicitly set out in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any violation, failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver or relinquishment thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

24.          The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.  If any provision contained in this Agreement or the application thereof to any Person, place, or circumstance shall be invalid, illegal, or unenforceable in any respect under any applicable law as determined by a court of competent jurisdiction, the validity, legality and enforceability of the remaining provisions contained in this Agreement, or the application of such provision to such Persons, places, or circumstances other than those as to which it has been held invalid, illegal, or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired, or invalidated thereby.  In the case of any such invalidity, illegality, or unenforceability, such invalid, illegal, or unenforceable provision shall be replaced with one that most closely approximates the effect of such provision that is not invalid, illegal, or unenforceable.  Should a court refuse to so replace such provision, the parties hereto shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties hereto.

25.          This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.  A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

26.          This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the non-assigning party.  Any purported assignment without such consent shall be void and unenforceable.   Any purchaser of the Disclosing Party or all or substantially all of the assets of the Disclosing Party shall be entitled to the benefits of this Agreement, whether or not this Agreement is assigned to such purchaser.

27.          The Disclosing Party acknowledges that (i) the Recipient and its Affiliates are engaged in the business of private equity investing and may from time to time invest in entities that develop and utilize technologies, products or services that are similar to or competitive with those of the Disclosing Party, and (ii) except insofar as this Agreement restricts the disclosure of the Evaluation Material, this Agreement shall not prevent the Recipient and its Affiliates from (a) engaging in or operating any business or (b) evaluating or engaging in investment discussions with, or investing in, any third party, whether or not competitive with the Disclosing Party or its Affiliates in each case so long as the Recipient otherwise complies with the terms of this Agreement.  The Disclosing Party acknowledges that the review of the Evaluation Material by the Recipient and its Representatives will inevitably enhance such persons’ knowledge and understanding of the business of the Disclosing Party in a way that cannot be separated from such persons’ other knowledge, and the Disclosing Party agrees that this Agreement shall not restrict the activities of such persons in connection with the purchase, sale, consideration of, and decisions related to other investments and serving on the boards of such investments. The Disclosing Party acknowledges that the directors, officers or employees of (i) the Recipient and (ii) its Affiliates may serve as directors of portfolio companies of investment funds managed by the Affiliates of Recipient, and the Disclosing Party agrees that such portfolio companies will not be deemed to have received the Evaluation Material solely because any such individual serves on the board of such portfolio company; provided, that (i) such individual has not provided such portfolio company or any other director, officer, employee or other representative of such portfolio company (except for any other dual role person) with the Evaluation Material and (ii) such portfolio company does not act at the direction of or with encouragement from the Recipient or its Affiliates with respect to the Evaluation Material.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first above written.

RAVEN PARENT, INC.

By: /s/ Andrew Wilson Name: Andrew Wilson Title: President and Chief Executive Officer

Addresses for Notice:	c/o Aurora Capital Partners Management VI, L.P. 11611 San Vicente Blvd., Ste. 800 Los Angeles, CA 90049 Attn: Andrew Wilson Email: awilson@auroracap.com>

SHARPS COMPLIANCE CORP.

By: /s/ Sharon R. Gabrielson Name: Sharon R. Garbielson Title: Chair of the Board

Addresses for Notice:
Sharps Compliance Corp.
9220 Kirby Drive, Suite 500
Houston, Texas 77054
Attention: Chair of the Board
Email: gabrielsonsr@gmail.com

with copy to (which shall not constitute notice):

Brandon Byrne
Norton Rose Fulbright US LLP
2200 Ross Avenue, Suite 3600
Dallas, Texas 75201
Email: brandon.byrne@nortonrosefulbright.com

[Confidentiality Agreement]